Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/Chief Financial Officer	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces Second Quarter 2007

Financial Results and Operational Highlights

On Track to Resume Phase III Dupuytren’s Contracture Studies for XIAFLEX™ in

Q4 of 2007; Data from Suspended Studies are Encouraging

Achieves Record Net Revenues of $23.3 million, up 42% versus Q2 of 2006

MALVERN, PA (July 31, 2007) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) today announced financial results and operational highlights for the quarter and six months ended June 30, 2007. For the second quarter of 2007, Auxilium reported record net revenues of $23.3 million compared to net revenues of $16.5 million in the second quarter of 2006, up 42%.

Auxilium also announced today preliminary data on the efficacy and safety of XIAFLEX™ (clostridial collagenase for injection), also referred to as AA4500, from the suspended phase III studies for the treatment of Dupuytren’s contracture. These studies were suspended in December 2006 due to an unexpected manufacturing issue. The data indicate that patients injected with XIAFLEX achieved clinical success consistent with that from previous clinical studies, which showed that XIAFLEX was successful in reducing joint contracture to within five degrees of normal. No patient receiving placebo experienced clinical success. In addition, adverse events also were similar to those from previous clinical studies. The vast majority of patients received only one dose of either XIAFLEX or placebo.

“We continue to be very pleased with the progress we have made in keeping XIAFLEX on track to resume phase III clinical trials in the fourth quarter of 2007, and with the strong growth of Testim® sales, prescriptions and market share,” said Armando Anido, Chief Executive Officer and President of Auxilium. “We also are encouraged by the preliminary data from the suspended XIAFLEX studies and note that this represents the first clinical experience of XIAFLEX produced under methods developed by Auxilium.”

Second Quarter 2007 Operational Highlights and Subsequent Events:

XIAFLEX:

•	Auxilium selected the trademark XIAFLEX for its clostridial collagenase for injection. This product was formerly referred to as AA4500.

•

The Company un-blinded the results of the suspended clinical trials of XIAFLEX for the treatment of Dupuytren’s contracture conducted in the fourth quarter of 2006 and reviewed the data to assess key findings prior to the expected resumption of trials later this year. A total of 30 patients were treated; 22 received XIAFLEX and 8 received placebo injections. Two of the patients who received XIAFLEX received two injections in a primary joint; one patient received one injection in a primary joint and one injection in a secondary joint; and the other 19 patients all received a single injection of XIAFLEX into a primary joint. The data indicate that 14 of the 22 patients injected with XIAFLEX achieved clinical success, defined as reduction of the contracture to zero to five degrees of normal. None of the patients that received placebo injections achieved clinical success. No serious adverse events related to study drug were reported, and adverse events included injection site pain, contusions and edema.

•

In its current issue, The Journal of Hand Surgery (July-August 2007, vol. 32, no. 6) published final results from the initial phase III trial of XIAFLEX in patients with Dupuytren’s contracture conducted in 2003-2005. This study conducted by Dr. Lawrence Hurst and Dr. Marie Badalamente of the State University of New York at Stony Brook reported on the long-term efficacy and tolerability of XIAFLEX in patients with joint contracture of at least 20 degrees.

•

Auxilium continues to monitor stability data for XIAFLEX that was filled and lyophilized in the first two quarters of 2007 utilizing the corrective actions designed to prevent the occurrence of melt-back that caused the Company to voluntarily suspend Dupuytren’s trials and be placed on clinical hold in December 2006 by the U.S. Food and Drug Administration. Auxilium continues to expect to start a new pivotal phase III study in the U.S. in the fourth quarter of this year.

Testim:

•	According to IMS Health, Inc. (IMS), total prescriptions for Testim grew 40% over the second quarter of 2006 to our highest quarterly level.

•

Testim continued to gain significant market share, ending the month of June with a 19.8% share of total prescriptions for testosterone gels, up from 19.0% at the end of March 2007 and up from 17.6% at the end of June 2006, according to IMS.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market grew 22% over the second quarter of 2006, according to IMS.

•

In May, we announced new data showing improvements in symptoms of decreased libido, energy levels and erectile function in 76 percent of hypogonadal men after switching brands of testosterone replacement gel therapy. This retrospective study, which was not funded by Auxilium, found that total testosterone levels increased significantly in patients who switched to Testim following suboptimal response to Solvay S.A.’s Androgel® (testosterone gel) 1%. Conversely, men who switched from Testim to Androgel following suboptimal response to Testim did not show an appreciable rise in total testosterone levels. The findings of the study were presented at the annual meeting of the American Urological Association, the largest meeting in the world of urology health care professionals, in Anaheim, California.

Other Events:

•

In June, the Company completed the sale to certain institutional investors of 3.672 million shares of its common stock at a price of $14.50 per share, resulting in proceeds net of offering expenses and placement agency fees of approximately $49.9 million.

•	In June, Dr. Renato Fuchs joined the Company’s Board of Directors bringing more than 30 years of expertise in biologics manufacturing and process development.

•

In July, Dennis Langer, MD, JD, joined the Company’s Board of Directors. Dr. Langer, who is a Managing Partner at Phoenix IP Ventures, has more than 20 years of experience in clinical development, marketing, biotechnology, and operational management in the pharmaceutical industry.

Second Quarter Financial Detail

For the quarter ended June 30, 2007, Auxilium reported net revenues of $23.3 million compared to net revenues of $16.5 million in the second quarter of 2006. The net loss for the second quarter of 2007 was $(10.0) million, or $(0.27) per share, compared to a net loss of $(11.7) million, or $(0.40) per share, reported for the second quarter of 2006. Total stock-based compensation expense for the second quarter of 2007 was $1.5 million compared to $0.6 million for the second quarter of 2006.

Auxilium's gross margin on net revenues was 74.8% for the second quarter of 2007 and 73.4% for the second quarter of 2006. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The improvement in gross margin reflects the impact of year-over-year price increases, partially offset by increases in lower margin international product shipments and coupon usage.

Research and development costs for the second quarter of 2007 were $9.7 million compared with $8.9 million for the comparable year-ago period. The increase in research and development costs was primarily due to the increased spending for development and manufacturing for XIAFLEX.

Selling, general and administrative expenses totaled $18.5 million for the quarter ended June 30, 2007 compared with $15.5 million for the year-ago quarter. The increase was primarily due to higher investment in promotional spending for Testim, including the cost of increasing our sales force, pre-launch marketing for XIAFLEX, and higher stock-based compensation expense.

At June 30, 2007, Auxilium had $87.2 million in cash, cash equivalents, and short-term investments compared to $43.5 million at March 31, 2007.

Year-to-Date June 30, 2007 Financial Detail

•	Net revenues for the six months ended June 30, 2007 were $41.8 million compared to $31.4 million for the first half of 2006, a 33% increase.

•

For the six months ended June 30, 2007, Auxilium reported a net loss of $(21.9) million, or $(0.60) per share, compared to a net loss of $(21.4) million, or $(0.73) per share, for the first six months of 2006. Total stock-based compensation expense for the first half of 2007 was $2.6 million compared to $1.0 million for the comparable period of 2006.

•	Gross margin on net revenues was 73.8% for the six months ended June 30, 2007, compared to 73.7% for the comparable 2006 period.

•	Research and development costs for the six months ended June 30, 2007 were $18.4 million compared with $17.2 million in the year ago period.

•	Selling, general and administrative expenses totaled $35.7 million for the six months ended June 30, 2007 compared with $28.4 million for the year-ago period.

Conference Call

Auxilium will hold a conference call today, July 31, at 10:00 a.m. ET, to provide an update on the business and discuss second quarter 2007 results. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until August 15, 2007.

Conference call details:
Date:	Tuesday, July 31, 2007
Time:	10:00 a.m. ET
Dial-in (U.S.):	800-811-0667
Dial-in (International):	913-981-4901
Web cast:	http://www.auxilium.com

To access an audio replay of the call:
Access number (U.S.):	888-203-1112
Access number (International):	719-457-0820
Conference ID#:	1424544

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has four projects in clinical development. XIAFLEXTM (clostridial collagenase for injection), formerly referred to as AA4500, is in phase III of development for the treatment of Dupuytren’s contracture and is in phase II of development for the treatment of Peyronie’s disease and Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding Auxilium’s expected financial performance during 2007, the timing of the resumption of phase III trials for XIAFLEX for the treatment of Dupuytren’s contracture, the interpretation of clinical trial results, the benefits to be realized by the Company as a result of the appointment of Dr. Fuchs and Dr. Langer to the Company’s Board of Directors, and the drivers of Testim sales and market share growth.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	competition from currently marketed products, generic products, and new products;

•	legislative and regulatory action in the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2006 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenues	$23,340	$16,471	$41,760	$31,365
Operating expenses:
Cost of goods sold	5,872	4,386	10,950	8,237
Research and development*	9,711	8,859	18,422	17,227
Selling, general and administrative*	18,503	15,473	35,709	28,379

Total operating expenses	34,086	28,718	65,081	53,843

Loss from operations	(10,746)	(12,247)	(23,321)	(22,478)
Interest income (expense), net	724	494	1,426	1,053
Other income (expense), net	—	7	(3)	6

Net loss	$(10,022)	$(11,746)	$(21,898)	$(21,419)

Basic and diluted net loss per common share	$(0.27)	$(0.40)	$(0.60)	$(0.73)

Weighted average common shares outstanding	36,724,292	29,244,903	36,253,591	29,227,610

*includes the following amounts of stock-based compensation expense:
Research and development	$272	$71	$494	$123
Selling, general and administrative	1,187	558	2,146	896

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006

Cash, cash equivalents and short term investments	$87,246	$54,744
Working capital	78,626	46,819
Total assets	112,987	76,759
Other long-term liabilities	11,490	11,737
Total stockholders' equity	76,359	42,329